Exhibit 10.1

BUILDING LEASE AGREEMENT

This BUILDING LEASE AGREEMENT (“Lease”), dated as of the 13th day of March, 2026 (the “Effective Date”), is entered into by and between TPB Merchants Ice LLC, a Texas limited liability company (“Landlord”) and Velocity Bioworks, Inc., a Delaware corporation (“Tenant"). Landlord and Tenant are also sometimes referred to in this Lease collectively as the "Parties" or individually as a "Party."

The Parties agree as follows:

1.               Definitions. The following terms not otherwise defined within the Lease shall have the following meanings

"Additional Rent" means all sums other than Basic Rent payable by Tenant to Landlord under this Lease, including Operating Expenses and Taxes, Tenant's payments for services, Late Fees, overtime service charges, interest, and any and all other amounts due under this Lease, including any and all other sums that may become due by reason of any default of Tenant or failure to timely comply with the agreements, terms, covenants, and conditions of this Lease to be performed by Tenant.

"Administrative Charge" means the amount added to the cost of any Landlord service charges or charges incurred by Landlord from third-party service providers to cover Landlord's administrative costs, which amount shall equal three percent (3%) of such charge.

"Affiliate" means for any entity, any parent, subsidiary, or affiliate corporation which Controls, is Controlled by or is under common Control with such entity. For purposes of this definition, "Control" means the possession of the power to direct or cause the direction of the management and policy of an entity, whether through the ownership of voting securities, by statute, or by contract.

“Building” means the building commonly known as “Building 7” having the street address of 1305 E. Houston St., San Antonio, Texas 78205. Landlord and Tenant hereby agree that the Building contains approximately 8,042 square feet of area.

"Building Systems" means the structural portions of the Building, the roof, the foundation, the elevators, the HVAC Systems, and the mechanical, electrical, plumbing, security, and fire and life safety systems and equipment, including the fire alarms and fire sprinklers.

“Business Day” or "Business Days" means all days, excluding the following days: Saturdays, Sundays, and all days observed as legal holidays by the State of Texas, and the Federal Government.

"Business Hours" means, on each Business Day, the hours from 7 a.m. to 6 p.m. Central Time.

"Common Areas" means the entrances, lobby, accessways, hallways, bathrooms, stairways, elevator banks, and other Building areas and the driveways, parking areas (if any), and landscaped areas on the Property that are designated for the non-exclusive common use of all tenants of the Building and their invitees.

“Complex” means the Property and those certain six adjacent office buildings that together comprise what is commonly known as the “Merchant’s Ice” development, comprising a total of 149,828.65 square feet of rentable area.

"Force Majeure Event" means any event beyond the reasonable control of a Parties that prevents such Party from completing their obligations pursuant to this Lease, which shall include but not be limited to any of the following events: (a) acts of God; (b) hurricanes, tornadoes, floods, fires, earthquakes, explosions, or other natural disasters; (c) war, invasions, hostilities (whether war is declared or not), terrorist threats or acts, riots or other civil unrest; (d) proclamations, orders, laws, actions, or requests made or enacted by governmental authority; (e) embargoes or blockades; (f) epidemics, pandemics, or other national or regional public health emergencies; (g) strikes, labor stoppages or slowdowns, or other industrial disturbances; and (h) shortages of supplies, adequate power, or transportation facilities.

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"Ground Lease" means any future ground lease or underlying lease affecting all or any portion of the Property, including all modifications, renewals, supplements, consolidations, and replacements thereof.

"Hazardous Materials" means any chemical, compound, material, substance, or other matter that: (a) is defined as a hazardous substance, hazardous material, or waste, or toxic substance under any Hazardous Materials Law; (b) is regulated, controlled, or governed by any Hazardous Materials Law or other laws; (c) is petroleum or a petroleum product; or (d) is asbestos, formaldehyde, radioactive material, drug, bacteria, virus, or other injurious or potentially injurious material (by itself or in combination with other materials).

"Hazardous Materials Law" means any federal, state, or local law, ordinance, rule, decree, order, regulation, or court decision relating to Hazardous Materials or other environmental conditions on, under, or about the Premises, the Building, and/or the Property, or soil and ground water conditions, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), the Resource Conservation and Recovery Act (RCRA), the Hazardous Materials Transportation Act, any other law or legal requirement concerning hazardous or toxic substances, and any amendments to the foregoing.

"HVAC" means heating, ventilation, and air-conditioning.

"HVAC Systems" means the HVAC systems of the Building.

"Landlord Party" or “Landlord Parties” means Landlord's direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, agents, invitees, or representatives.

"Landlord's Address for Rent Payments" means 1305 E. Houston St., San Antonio, Texas 78205, until otherwise directed in writing.

"Market Service Rate" means, for each service provided by Landlord to Tenant, the full market rate then charged by Landlord, or any party providing the service on behalf of Landlord, to tenants of the Building, in each case together with an Administrative Charge.

"Mortgage" means any current or future mortgage, deed of trust, or other security instrument in any amount for which all or any portion of the Property or Landlord's interest or estate in the Property is specified as security, including all modifications, renewals, supplements, consolidations, and replacements thereof.

"Mortgagee" means any mortgagee or beneficiary under any current or future Mortgage affecting the Property.

"Permitted Use" means  any purpose permitted under the applicable zoning and code restrictions of the city, including but not limited to general and executive offices and uses incidental thereto, and for no other purpose whatsoever.

"Premises" means the entire Building, as more particularly shown on the floor plan attached hereto as Exhibit A. Landlord and Tenant hereby agree that the Premises contains 8,042 square feet of rentable area based on Landlord's current standards of measurement. The Landlord reserves the right to remeasure the Premises and adjust the Rentable Square Footage (RSF) at its sole discretion, provided that any such adjustment is made in accordance with the Building Owners and Managers Association (BOMA) standards or other generally accepted measurement standards and that Landlord provides Tenant with written notice of any such adjustment at least thirty (30) days prior to the effective date of such adjustment. Any increase in Rentable Square Footage resulting from such remeasurement shall not result in an increase in Basic Rent unless the actual usable area available to Tenant has increased.

"Property" means the real property on which the Building is located together with the Building and all appurtenant fixtures and personal property of Landlord used in the operation of the Building and/or the Property, and any other improvements now existing or hereafter constructed thereon, including the parking lot, walkways, and landscaped ground as depicted on the site plan attached hereto as Exhibit B.

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"Rent" means, collectively, Basic Rent and Additional Rent.

"Security Deposit" means an irrevocable, unconditional, standby letter of credit in the amount of $350,000.00, issued by a financial institution reasonably acceptable to Landlord in a form reasonably acceptable to Landlord (“Letter of Credit”).

"Tenant's Equipment" means all of Tenant's personal property, now or hereafter located upon the Premises and owned by Tenant or any third party, and regardless of the method in which such personal property is attached or affixed to the Premises.

"Tenant Parties" means Tenant, any Affiliate of Tenant, any permitted assignee subtenant or occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, agents, invitees, or representatives.

"Tenant's Address for Notices" means 1305 E. Houston St., Building 2, San Antonio, Texas 78205; Email – corporate@velocitybioworks.com, Attention: Michael Handley, or at such other address as Tenant or its counsel shall designate by written notice to Landlord sent pursuant to Section 25.

“Tenant’s Share” is (a) 100% of the Taxes and Operating Expenses attributable to the Building; plus (b) except as included in (a), 5.41% of the Complex Common Area Operating Expenses as provided annually by Complex owner, which percentage is obtained by dividing (A) the rentable square feet of the Premises by (B) the rentable square feet of the Complex as of the Effective Date. If the rentable square feet of the Complex changes after the Effective Date, the percentage in (b) shall be recalculated (but in no event, will the percentage in (b) increase after the Effective Date). Tenant shall not be obligated to pay amounts due under (b) to the extent such Complex Common Areas (defined below) are unavailable to Tenant due to casualty, condemnation, or other cause that is not the fault of Tenant.

2.              Lease of the Premises

2.1               Demise. Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord the Premises for the Term, upon and subject to the terms, covenants, representations, warranties, provisions, and conditions of this Lease.

2.2               Common Areas. The Lease of the Premises includes the nonexclusive right of Tenant to use, in common with others and in accordance with the Rules and Regulations, those Common Areas and facilities of the Property which are from time to time provided and specifically designated by Landlord for the use of tenants of the Property. The Property is part of the Complex and subject to Operating Expenses for Common Area maintenance and operations assessed by the owner of the Complex. The Common Areas include the grounds, landscaped areas, outside sitting areas, sidewalks, courtyards, walkways, and designated parking spaces located within the Complex (collectively, the “Complex Common Areas”). Except as may be otherwise provided expressly in this Lease, Tenant shall not have the right to use the roof, electrical closets, janitorial closets, mechanical rooms, or any other non-common or nonpublic area of the Building and/or the Property.

3.              Term

3.1               Term. This Lease shall be effective and binding on Landlord and Tenant on the Effective Date. The term of this Lease shall be for a period of 96 months ("Term"), commencing on the Lease Commencement Date and ending at 11:59 p.m. local time on the last day of the 96th full calendar month following the Lease Commencement Date ("Lease Expiration Date"), subject to adjustment and earlier termination as provided in this Lease. Unless otherwise provided in this Lease, the word "Term" shall include any Extension Term properly exercised by Tenant in accordance with Section 3.4.

3.2               Lease Commencement. The "Lease Commencement Date" shall be the Effective Date.

3.3               Delivery of the Premises. Landlord shall deliver the Premises to Tenant on the Effective Date.

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3.4               Option to Extend Lease Term.

(a)                Subject to satisfaction of all of the Extension Conditions, Tenant shall have one (1) option ("Extension Option") to extend the Term of this Lease for one (1) additional period of five (5) years (the "Extension Term"). In order for the Extension Term to be effective, the Extension Conditions must be fully satisfied both at the time the option is exercised and at the time of the commencement of the Extension Term. The term "Extension Conditions" means that, as a condition to Tenant exercising the Extension Option: (i) Tenant shall have timely given Landlord an Extension Notice in accordance with Section 3.4(b); and (ii) on the date the Extension Option is exercised, and at the commencement of the Extension Option, no Event of Default by Tenant shall have occurred and be continuing.

(b)                The Extension Option shall be exercisable by written notice (the "Extension Notice") to Landlord given no more than twelve (12) months and no less than nine (9) months prior to the expiration of the then-current Term. Time is of the essence as to the giving of the Extension Notice. If Tenant does not timely exercise the Extension Option in accordance with the terms of this Lease, the Extension Option shall automatically terminate, and the Lease Term shall expire as of the expiration of the then-current Term.

(c)                 The Extension Term shall constitute an extension of the Term and shall be upon all of the same terms and conditions as the existing Term, except that: (i) Landlord shall not be required to furnish any materials or perform any work to prepare the Premises for Tenant's continued occupancy during the Extension Term (nor shall Landlord be required to reimburse Tenant for any Alterations made or to be made by Tenant during or in preparation for the Extension Term); (ii) the Basic Rent for the Extension Term shall be based on prevailing market rental rates for comparable properties in the vicinity, as mutually agreed to between the parties; and (iii) there shall be no additional option to extend the Term of this Lease beyond the Extension Term set forth above.

(d)                Prior to the commencement of the Extension Term, the Landlord shall prepare an amendment to reflect any changes in the Basic Rent and other appropriate terms, all subject to Tenant’s reasonable approval.

4.              Rent and Late Fees.

4.1               Basic Rent. Subject to the terms of this Section, the Basic Rent (“Basic Rent”) shall be payable in equal monthly installments, in advance, commencing on the Lease Commencement Date, in the amounts set forth in Section 4.2 below.

4.2               Basic Rent Escalation. The Basic Rent shall escalate during the Term in accordance with the schedule set forth below. For the avoidance of doubt, the Basic Rent for the initial Term is as follows:

Lease Months	Annual Basic Rent	Monthly Basic Rent	Rent PSF
0-12	$271,260.00	$22,605.00	$33.73
13-24	$341,470.00	$28,455.83	$42.46
25-36	$441,890.00	$36,824.17	$54.95
37-48	$542,310.00	$45,192.50	$67.43
49-60	$642,730.00	$53,560.83	$79.92
61-72	$823,150.00	$68,595.83	$102.36
73-84	$1,033,570.00	$86,130.83	$128.52
85-96	$1,243,990.00	$103,665.83	$154.69

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4.3               Additional Rent. In addition to Basic Rent, Tenant shall pay to Landlord: (a) Operating Expenses in accordance with Section 5; (b) Taxes in accordance with Section 6; and (c) all other items of Additional Rent as they shall become due and payable by Tenant to Landlord under this Lease.

4.4               Rent Payments. Basic Rent shall be payable commencing on the Lease Commencement Date and thereafter in equal monthly installments in advance on the first day of each and every calendar month during the term of this Lease. Operating Expenses shall be payable in accordance with Section 5. Taxes shall be payable in accordance with Section 6. Subject to the terms and conditions of this Lease, Tenant covenants and agrees to pay Basic Rent, Tenant's Share of Operating Expenses, and Tenant's Share of Taxes promptly when due without notice or demand therefor (other than any notice required under Section 5 or Section 6) and, with respect to other Additional Rent items, following written notice thereof pursuant to the terms of this Lease. All items of Rent shall be paid without any abatement, deduction, or setoff for any reason whatsoever, except as expressly provided in this Lease. Tenant covenants and agrees to pay all Rent in lawful money of the United States, to Landlord at Landlord's Address for Rent Payments. Tenant's covenant to pay all Rent is independent of every other covenant in this Lease.

4.5               Prorated Rent. Concurrently with the mutual execution and delivery of this Lease, Tenant shall pay to Landlord an amount equal to one (1) monthly installment of Basic Rent payable under this Lease for the first full calendar month of the Term. For any partial month during the Term, the monthly installments payable for such month, including the payments of Basic Rent, Operating Expenses, and Taxes, shall be prorated on a per diem basis based on the actual number of days in such partial month.

4.6               Late Fee. Any Rent payable by Tenant to Landlord under this Lease that is not paid within ten (10) days after the applicable due date will be subject to a late payment charge equal to five percent (5%) of the delinquent amount ("Late Fee"). Tenant acknowledges that the Late Fee represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payments by Tenant and does not constitute a penalty. Neither assessment nor acceptance of a Late Fee by Landlord shall constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord.

5.              Operating Expenses Commencing on the Lease Commencement Date, for each Operating Year within the Term, Tenant shall pay to Landlord in accordance with this Section, as Additional Rent, an amount equal to Tenant's Share of all Operating Expenses for that Operating Year.

5.1               Operating Expense Definitions. As used in this Lease:

(a)                "Operating Expense Estimate" means a written estimate of the amount of Tenant's Share of Operating Expenses for the applicable Operating Year (including with respect to the Complex Common Areas). Such Operating Expense Estimate shall be in reasonable detail and be consistent with Landlord's current practices in the Building.

(b)                "Operating Expenses" means, except as expressly provided in this Lease to the contrary, all costs and expenses paid or incurred by or on behalf of Landlord in connection with the ownership, management, operation, maintenance, repair and/or replacement of the Building and the Property or providing services in accordance with this Lease.

(i)                  In particular, Operating Expenses shall include the cost of:

(A)                landscaping for the Common Areas;

(B)                utilities, water, and sewage services for the Property;

(C)                maintenance of signs (other than tenants' signs);

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(D)               insurance premiums (including workers' compensation, terrorism, and flood insurance) and deductibles, or reasonable premium equivalents or deductible equivalents should Landlord elect to self-insure any risk that Landlord is authorized to insure hereunder;

(E)                rentals or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Common Areas;

(F)                 elevator and escalator maintenance, including the cost of elevator maintenance contracts;

(G)               fees for licenses and permits;

(H)               routine maintenance and repair of roof membrane, flashings, gutters, downspouts, and roof drains;

(I)                  maintenance of paved areas (including sweeping, striping, repairing, resurfacing, and repaving);

(J)                  costs of services provided to tenants of the Building in accordance with Section 7 (but excluding any overtime services for which a tenant pays landlord directly);

(K)                general maintenance services to the Common Areas;

(L)                 window washing;

(M)              exterior and interior painting of the Common Areas;

(N)               janitorial cleaning and refuse removal services;

(O)               security costs, including security access control systems and security personnel;

(P)                HVAC costs for interior Common Areas, including maintenance contracts for HVAC Systems;

(Q)               Intentionally Omitted;

(R)                capital expenditures for items that are primarily (in Landlord's good faith determination) for the purpose of: (1) reducing or avoiding increases in Operating Expenses, or (2) are required to comply with Laws enacted, or which take effect, after the Effective Date, and any repairs, disposals, or removals necessitated thereby (including, but not limited to, the cost of complying with Laws), provided, however, that the cost of any such permitted capital expenditure shall be amortized on a straight line basis over the useful life thereof (as reasonably determined in accordance with generally accepted accounting principles), and Landlord shall only include in Operating Expenses in each Operating Year an amount equal to the annual amortization of such cost, together with interest at an annual rate of 6% on the unamortized balance;

(S)                 personnel costs applicable to the Building and the Property, including wages and salaries, fringe benefits, and payroll taxes;

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(T)                a management fee (“Management Fee”) for the professional operation of the Property, not to exceed 4% of the gross rents for the Building in the applicable Operating Year.

(ii)                 Operating Expenses shall not include:

(A)                costs associated with the operation of the business of the entity which constitutes "Landlord" (as distinguished from the costs of operating, maintaining, repairing, replacing, and managing the Building or the Property), including, but not limited to, general corporate overhead and general administrative expenses, or costs associated with the purchase, sale, or financing of the Building or the Property;

(B)                depreciation or amortization charges (except as otherwise provided in Section 5.1(b)(i)(R)), or interest and/or principal payments on any Mortgage, or any rent under any Ground Lease;

(C)                costs relating to the leasing of the Building, including brokers' commissions, accounting, and legal fees (including attorneys' fees for disputes with tenants);

(D)               charitable or political contributions;

(E)                advertising, printing costs and brochures;

(F)                 space planning, tenant allowances, leasehold Improvements, and other tenant concessions;

(G)               any amounts paid to Landlord by another party, so that Landlord shall not recover any such item or cost more than once;

(H)               any late fees, penalties, interest charges or similar fees payable by Landlord;

(I)                  cost of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Premises or Complex or the improvements thereon;

(J)                  any debt losses, rent losses or reserves for bad debt (or reserves of any kind);

(K)                expenses reimbursed by insurance proceeds under any insurance policies or by third parties;

(L)                 except for any legal fees or costs payable by Tenant under the terms of the Lease, any legal fees or costs associated with enforcing Landlord’s rights or remedies against any other tenants of the Complex, defending any lawsuits with mortgagees or ground lessors, disputes between Landlord and any other tenant, employee, contractor or agent of Landlord;

(M)              overhead or profits paid to subsidiaries or affiliates of Landlord for management or other services to the Complex, or for supplies or materials, to the extent that the costs of such services, supplies or materials materially exceed the fair market value of such costs at the time the services are rendered or materials supplied by more than 10% had the services, supplies or materials been provided by parties unaffiliated with Landlord on a competitive basis, as demonstrated by Tenant with competent third-party evidence; provided, however, that this exclusion shall not apply to the Management Fee;

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(N)               expenses in connection with services or other benefits provided solely and exclusively to other tenants or occupants of the Complex, but not to Tenant (excluding repairs or replacements to the Complex that are made on the same basis for Tenant if applicable);

(O)               expenses resulting from the negligence or willful misconduct or material breach of any lease or violation of any law by Landlord, its agents or employees, to the extent that such expenses exceed the expenses which would have normally been incurred by Landlord absent such negligence or willful misconduct or material breach of lease or violation of law (where "law" means any law, statute, ordinance, court order, etc. of any authority having jurisdiction);

(P)                costs and expenses of repairs and replacements, which under generally accepted accounting principles should be classified as capital expenditures, except for the current amortized portion of the costs and expenses (based upon amortization of the cost on a straight-line basis over the useful life of such items) of repairs or replacements of items in place within the Building on the Effective Date.

(iii)               When used in calculating “Operating Expenses” for the Complex Common Areas, references in the definition and exclusion of “Operating Expenses” to “Property” shall be deemed to refer to the “Property and/or the Complex, as applicable”; references to “Landlord” shall be deemed to refer to “Landlord and/or the owner of the Complex (which, as of the Effective Date is Tenant), as applicable.

(iv)               Landlord may contract with third parties or affiliates of Landlord for any or all of the services described in Section 5.1(b)(i) and the cost of such services shall be included in Operating Expenses.

(c)                 "Operating Year" means a calendar year.

5.2               Monthly Installments. Before the Lease Commencement Date, and thereafter before the start of each full or partial Operating Year, Landlord shall give Tenant an Operating Expense Estimate. For each month of the Term, on the same date that Basic Rent is due, Tenant shall pay Landlord an amount equal to 1/12th of the Operating Expenses for the Operating Year, as shown on the Operating Expense Estimate.

5.3               Continuation of Payments. If Landlord has not furnished Tenant with an Operating Expense Estimate before the start of an Operating Year, Tenant shall continue to pay the monthly sum payable by Tenant for the last month of the preceding Operating Year until an Operating Expense Estimate applicable to such Operating Year is furnished to Tenant, at which time Tenant shall pay the monthly sum specified in the newly furnished Operating Expense Estimate in accordance with Section 5.2 of this Lease. When Landlord delivers the Operating Expense Estimate to Tenant, Landlord shall also notify Tenant of any deficiency or overpayment in the payments made to date for the Operating Year. If there is a deficiency, Tenant shall pay the amount of such deficiency together with the next monthly payment of Operating Expenses. If there has been an overpayment, Landlord shall credit the overpaid amount to the next monthly payment of Operating Expenses.

5.4               Revisions to Operating Expense Estimate. If, at any time during any Operating Year, any one or more of the Operating Expenses are increased (or are projected to increase) to rates or amounts in excess of the rates or amounts used in calculating the Operating Expense Estimate for that Operating Year, then Landlord may issue a revised Operating Expense Estimate. The revised Operating Expense Estimate shall advise Tenant of the amount of the increase in the Operating Expenses, the month in which the increase will become effective, Tenant's Share thereof, and the months for which the increased payments are due. Tenant shall pay the increase to Landlord as part of Tenant's monthly payments of estimated expenses as provided in Section 5.2, commencing with the month in which the increase becomes effective.

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5.5               Reconciliation Statement. As soon as is reasonably possible after the end of each Operating Year, Landlord shall furnish to Tenant a statement (a "Reconciliation Statement") showing in reasonable detail the actual or prorated Tenant's Share of Operating Expenses incurred by Landlord during such Operating Year. Any delay or failure by Landlord in delivering any Reconciliation Statement shall not constitute a waiver of Landlord's right to require Tenant to pay Tenant's Share of Operating Expenses pursuant hereto. Any amount due Tenant shall be credited against installments of Operating Expenses next coming due, and any deficiency shall be paid by Tenant together with the next installment of Operating Expenses. If Tenant shall fail within thirty (30) days following delivery of Landlord's Reconciliation Statement to object in writing to Landlord's determination of Tenant's Share of Operating Expenses for the applicable Operating Year as provided in this Section, the Reconciliation Statement shall be conclusive and binding on Tenant for all purposes and any future claims by Tenant to the contrary shall be barred.

5.6               Audit. Tenant shall have the right, at its sole cost and expense and no more than once per calendar year, upon written notice given to Landlord no later than sixty (60) days after receipt of the annual Reconciliation Statement from Landlord, to make an audit of all of Landlord's books and records relating to Operating Expenses for the immediately preceding calendar year. Upon such written request of Tenant, Landlord shall make available to Tenant, during normal business hours and at the location where Landlord’s books and records are kept (or electronically if maintained in electronic format), such information as Tenant shall reasonably request. Landlord shall cooperate reasonably with Tenant in its explanation of its books and records. Tenant agrees that it will treat such information confidentially and shall not divulge such information obtained from Landlord to any other person, firm, corporation, business organization, entity, tenant or occupant at any time. Tenant shall have the right to retain the services of an independent certified public accountant or lease audit firm (but not on a contingency fee basis) for such audit at its sole cost and expense. Tenant shall complete any such audit of Operating Expenses within sixty (60) days after the date of Tenant’s audit notice and shall deliver to Landlord the written results of such audit within ten (10) days after Tenant receives the same. If such audit discloses an overpayment by Tenant, Landlord shall credit such amount against Tenant’s future obligations for Operating Expenses. If such audit discloses additional amounts due from Tenant, Tenant shall pay such amounts within ten (10) days of completion of such audit. Any dispute regarding the results of such audit shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association, with each party bearing its own costs and expenses (including attorneys' fees) and sharing equally the costs of the arbitrator. Tenant's failure to object in writing to any item disclosed in such audit within thirty (30) days after delivery of the audit results to Landlord shall be deemed an acceptance of such audit results. If property taxes and insurance premiums are otherwise payable by Tenant hereunder, but not included in Operating Expenses, then Tenant’s audit rights pursuant to this paragraph shall extend to such charges as well.

6.              Taxes Commencing on the Lease Commencement Date, for each Tax Year within the Term, Tenant shall pay to Landlord in accordance with this Section, as Additional Rent, an amount equal to Tenant's Share of all Taxes for that Tax Year.

6.1               Tax Definitions. As used in this Lease:

(a)                "Tax" or "Taxes" means and includes any form of federal, state, county, or local government or municipal taxes, fees, charges, or other impositions of every kind (whether general, special, ordinary, or extraordinary) related to the ownership, leasing, or operation of the Premises, the Building, or the Property, including the following: (i) all real estate taxes levied, payable, or imposed against the Premises, the Building, or the Property, as such property taxes may be reassessed from time to time; (ii) other taxes, charges, and assessments which are levied with respect to this Lease or to the Building and/or the Property, and any improvements, fixtures, and equipment and other personal property of Landlord located in or used in the operation of the Building and/or the Property; (iii) all assessments and fees for public improvements, services, and facilities and impacts thereon, including arising out of any community facilities district, special improvement district, or similar assessment districts, and any traffic impact mitigation assessments or fees; (iv) any tax, surcharge, or assessment which shall be levied in addition to or in lieu of real estate or personal property taxes; (v) taxes based on the receipt of rent (including gross receipts or sales taxes applicable to the receipt of rent); and (vi) all costs and expenses incurred by Landlord in appropriate proceedings to contest the amount or validity of any Tax or the assessed value of the Building. Notwithstanding the foregoing, Taxes shall not include personal or corporate income or franchise taxes imposed against Landlord.

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(b)                "Tax Statement" means a written statement of the amount of Tenant's Share of taxes for the applicable Tax Year. A Tax Statement shall be in reasonable detail, consistent with Landlord's current practices in the Building, and shall include copies of the tax bills, if received.

(c)                 "Tax Year" means the twelve (12)-month period commencing on the first calendar date of each calendar year, or such other twelve (12)-month period as may be duly adopted as the fiscal year for real estate tax purposes by the Bexar County Appraisal District.

6.2               Monthly Installments. Before the Lease Commencement Date, and thereafter before the start of each full or partial Tax Year, Landlord shall give Tenant a Tax Statement. For each month of the Term, on the same date that Basic Rent is due, Tenant shall pay Landlord an amount equal to 1/12th of the Tenant's Share of Taxes for the Tax Year, as shown on the Tax Statement.

6.3               Reconciliation. When the final tax bills for the Tax Year are available, Landlord shall give Tenant an amended Tax Statement that makes any necessary adjustment to Tenant's payment of Taxes. Any amount due to Tenant shall be credited against future installments of Taxes coming due for the Tax Year, and any deficiency shall be paid by Tenant together with the next monthly installment of Taxes.

7.              Utilities and Services. From and after the Lease Commencement Date and thereafter throughout the Term, provided no Event of Default exists under this Lease, Landlord agrees to furnish the Premises with the utilities and services described in this Section. Landlord shall include the costs of these services as a component of Operating Expenses, except as stated otherwise in this Section.

7.1               Electricity. Landlord shall supply electric service reasonably sufficient for lighting and for the operation of lighting, computers, facsimile machines, scanners, and other business equipment, exclusive of the operation of the Building HVAC Systems that serve the Building. Landlord has installed an electrical meter to measure Tenant's electrical consumption. Tenant shall reimburse Landlord for all electrical services consumed as measured by the electrical meter based on monthly meter readings.

7.2               Water. Landlord shall furnish hot and cold, running, potable water and sewer service to the Premises. Water service to the Premises is separately metered. Tenant shall reimburse Landlord for all water consumption as measured by the water meter based on monthly meter readings.

7.3               HVAC. Tenant shall be responsible for all HVAC services within the Premises, including routine maintenance and repair. Landlord shall provide tenant representative administrative access to landlord’s HVAC control software. Any HVAC control changes required by Tenant are to be coordinated with Landlord and landlord’s HVAC controls contractor at Tenant’s sole cost and expense. Tenant shall promptly notify Landlord in writing of any material malfunction, unusual performance, or needed repair of the HVAC systems serving the Premises. Notwithstanding any provision of this Lease to the contrary, if the HVAC systems serving the Premises require replacement due to normal wear and tear or useful life expiration, then such replacement shall be performed by Landlord at Landlord’s sole cost and expense (subject to Section 5 of this Lease). Notwithstanding the foregoing, if the need for such replacement arises, in whole or in part, from Tenant's misuse, neglect, or failure to perform routine maintenance and repair obligations as required under this Section, then such replacement shall be at Tenant's sole cost and expense. Tenant shall maintain complete records of all HVAC maintenance, repairs, and service calls performed during the Term and shall provide copies of such records to Landlord upon request and no less than annually. Failure to maintain or produce such records may be considered by Landlord in determining whether a replacement obligation falls under Tenant's responsibility pursuant to this Section.

7.4               Janitorial. Tenant shall be responsible for all janitorial services, including cleaning, removal of rubbish, and furnishing necessary janitorial supplies for the Premises at Tenant's sole cost and expense.

7.5               Access and Security.

(a)     Subject to Landlord's reasonable maintenance and security requirements, Force Majeure Events, and applicable Laws, Tenant shall have access to the Premises and the parking areas provided for under this Lease twenty-four (24) hours per day, seven (7) days per week.

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(b)    In the event that Landlord provides security for the Building, such as the posting of a concierge or lobby attendant, or the screening of all employees, guests, and visitors before being admitted access to the Building, Landlord shall not be liable to Tenant for any failure of any such security. At any time and from time to time during the term of this Lease, Landlord may modify its security procedures without notice to (or the consent of) Tenant, provided that its security procedures shall be consistent with the security procedures of other comparable office buildings in the vicinity.

(c)     Landlord owns and maintains access control and camera system serving the Premises. Landlord will provide tenant will user access to access control and administrative access to cameras located within the interior of the Premises. Notwithstanding Tenant's administrative access to interior cameras, (i) all cameras remain Landlord's property and equipment, and (ii) access control for the Building and all exterior cameras shall remain under Landlord's sole control. Maintenance and updates to this system will be Tenant’s responsibility and shall be coordinated with Landlord’s network vendor.

7.6               Telecommunications. With respect to Tenant's telecommunications facilities and services, Landlord shall provide, install, and maintain adequate telecommunications infrastructure within the Premises. Tenant shall reimburse Landlord for Tenant's Share of all telecommunications costs and expenses incurred by Landlord in connection with the telecommunications infrastructure serving the Premises. Landlord and Tenant shall work in good faith to implement reasonable measures to maintain the confidentiality and security of any data generated, transmitted, or stored by Tenant through the telecommunications infrastructure. Landlord shall not disclose any such data except: (i) as required by applicable law or legal process; (ii) as necessary to maintain, repair, or upgrade the telecommunications infrastructure; or (iii) with Tenant's prior written consent. Tenant acknowledges that Landlord makes no warranty regarding the security of the telecommunications infrastructure and that Tenant is responsible for implementing its own security measures for sensitive or confidential data.

7.7               Service Interruptions. Landlord shall not be liable to Tenant in any respect for the inadequacy, stoppage, interruption, or discontinuance of any utility or service due to labor disputes, breakdown, accident, repair, or any other cause, including Force Majeure Events. Any interruption or discontinuance of any such service shall not be deemed an eviction or disturbance of Tenant's use and possession of the Premises, or any part thereof, nor shall it render Landlord liable to Tenant for any injury, loss, or damage, by abatement of rent or otherwise, nor shall it relieve Tenant from performance of Tenant's obligations under this Lease. Notwithstanding the foregoing, Tenant shall be entitled to an abatement of all Rent if Tenant is prevented from using, and does not use, the Premises or any material portion thereof as a consequence of a Service Interruption Event. "Service Interruption Event" means the interruption of any utility or other service that is necessary for Tenant to utilize the Premises where the interruption: (a) is not caused by Tenant or any Tenant Party and is within the reasonable control of Landlord to correct; or (b) is caused by the negligence or willful misconduct of Landlord or any Landlord Party. Tenant shall give Landlord notice of each Service Interruption Event. If a Service Interruption Event continues for more than three (3) consecutive Business Days after Landlord's receipt of such notice, then payments of Rent shall be abated for the period starting on the date when Tenant was first unable to so use the Premises, and ending on the date that Tenant is again able to so use the Premises, in the proportion that the rentable square footage of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square footage of the Premises.

8.              Preparation for Occupancy

8.1               As-Is. Tenant agrees that Tenant is familiar with the condition of both the Premises and the Building, and Tenant hereby accepts the Premises in their "AS-IS, WHERE-IS" condition. Tenant acknowledges that neither Landlord, nor any representative of Landlord, has made any representation as to the condition of the Premises or their suitability for Tenant's intended use other than as expressly set forth in this Lease. Tenant acknowledges and agrees that Tenant has made its own inspection of the Premises and Landlord has no obligation to make any repairs, replacements, or improvements (whether structural or otherwise) of any kind or nature in connection with preparing the Premises for Tenant's occupancy.

8.2               Landlord’s FF&E. All furniture, fixtures, and equipment currently located on the Premises as of the date Tenant takes possession pursuant to Section 3.3, as more particularly described in Exhibit C attached hereto (collectively, "Landlord's FF&E") shall remain the property of Landlord throughout the Term unless and until sold to Tenant in accordance with subsection (c) below or pursuant to a separate written agreement between the parties. Landlord grants to Tenant the exclusive right to use the Landlord’s FF&E during the Term, subject to the terms and conditions of this Lease.

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(a)                Tenant acknowledges that it has inspected the Landlord’s FF&E and accepts the same in its "AS-IS, WHERE-IS" condition, with all faults. Landlord makes no representation or warranty, express or implied, regarding the condition, merchantability, fitness for a particular purpose, or suitability of the Landlord’s FF&E for Tenant's intended use.

(b)                During the Term, Tenant shall, at its sole cost and expense, keep and maintain the Landlord’s FF&E in good working order, condition, and repair, ordinary wear and tear excepted. Tenant shall be responsible for all maintenance contracts, repairs, and replacements of the Landlord’s FF&E. Tenant shall not make any modifications or alterations to the Landlord’s FF&E without Landlord's prior written consent.

(c)                 Upon the expiration of the initial Term (excluding any Extension Term), Tenant shall purchase the Landlord’s FF&E from Landlord for one dollar ($1.00), provided that Tenant is not then in default under this Lease beyond any applicable cure period. If this Lease terminates early for any reason other than Tenant's default, Tenant shall have the option, but not the obligation, to purchase the Landlord's FF&E for one dollar ($1.00) by providing written notice to Landlord within thirty (30) days prior to such early termination (where practicable). The purchase shall be evidenced by a bill of sale in a form reasonably acceptable to both parties, conveying the Landlord's FF&E to Tenant "AS-IS, WHERE-IS" without warranty of any kind.

8.3               Intentionally Omitted.

8.4               Landlord’s Lien.

(a)                Tenant acknowledges and agrees that Landlord shall have and retain a contractual landlord's lien upon all Tenant's FF&E placed upon the Premises. Such lien shall secure the payment of all Rent and other sums of money becoming due under this Lease from Tenant, and shall also secure the performance of all covenants, agreements, conditions, and obligations of Tenant under this Lease. Landlord's lien shall be in addition to, and not in lieu of, any statutory landlord's lien and shall be superior to any lien, security interest, or encumbrance created by Tenant after the Effective Date, except as specifically provided in subsection (b) below.

(b)                Landlord's lien shall be automatically subordinate to any bona fide security interests, liens, or encumbrances on Tenant's FF&E or other personal property or equipment that exist as of the Effective Date or are created thereafter in connection with the purchase, lease, or financing of such property by any financing party or lender, so long as no Event of Default exists under this Lease at the time of such subordination. Tenant shall provide Landlord with written notice and copies of all financing statements and security agreements relating to such security interests within thirty (30) days after the Effective Date (for existing liens) or within thirty (30) days after creation (for future liens).

(c)                 In the event of any default by Tenant under this Lease, Landlord may enforce its contractual lien by any method permitted by law, including but not limited to: (i) retaining possession of any Tenant's FF&E upon termination of this Lease; (ii) selling such property at public or private sale with or without notice to Tenant (except such notice as may be required by applicable law); and (iii) applying the proceeds of any such sale to the payment of all sums due under this Lease, with any surplus to be paid to Tenant.

(d)                Tenant shall not remove any Tenant's FF&E from the Premises if: (i) Tenant is in default under this Lease; or (ii) such removal would materially impair Landlord's security interest in such Tenant FF&E.

(e)                The automatic subordination of Landlord's lien to Financing Party Liens that exist as of the Effective Date shall not be revocable. However, the subordination of Landlord's lien to any Financing Party Liens created after the Effective Date may be revoked by Landlord upon written notice to Tenant and the affected third-party secured creditor if an Event of Default occurs and continues under this Lease. Landlord's agreement to subordinate its lien to any third-party security interest shall not waive or impair Landlord's lien as to any items not subject to such subordinated security interest.

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9.              Option to Purchase.

9.1               Grant of Purchase Option. Landlord hereby grants to Tenant the exclusive, irrevocable right and option (the "Purchase Option") to purchase the Building and Property from Landlord at any time during the first twenty-four (24) months of the initial Term (the "Purchase Option Period") for $12,500,000.00 (the "Purchase Price"), payable in cash at closing and upon the terms and conditions set forth in this Section and in the Purchase and Sale Agreement attached hereto as Exhibit D (the "PSA"). The PSA is incorporated herein by this reference, and in the event of any conflict between the terms of this Section 9 and the PSA, the PSA shall control.

9.2               Exercise of Purchase Option and Closing. Tenant may exercise the Purchase Option by delivering written notice of exercise (the "Exercise Notice") to Landlord at any time during the Purchase Option Period. Time is of the essence with respect to the delivery of the Exercise Notice. Following delivery of an Exercise Notice, the parties shall use commercially reasonable efforts to close the purchase and sale transaction within ninety (90) days after the date of the Exercise Notice (the "Target Closing Date"), with the closing to be conducted in accordance with the terms and conditions set forth in the PSA.

9.3               Effect on Lease. Upon the closing of the purchase and sale transaction pursuant to this Section, this Lease shall automatically terminate as of the closing date, and neither party shall have any further obligations under this Lease except for those obligations that expressly survive termination of the Lease.

9.4               Conditions to Purchase. Tenant's right to exercise the Purchase Option and consummate the purchase and sale transaction shall be subject to the following conditions: (a) no Event of Default shall have occurred and be continuing under this Lease at the time of delivery of the Exercise Notice or at closing; (b) Tenant shall have obtained any necessary financing or approvals to complete the all-cash purchase and delivered satisfactory proof of such financing or approvals to Landlord; and (c) Tenant shall not have assigned this Lease or sublet all or any material portion of the Premises without Landlord's consent.

9.5               Termination of Purchase Option. The Purchase Option shall automatically terminate and be of no further force or effect upon the earliest to occur of: (a) the expiration of the Purchase Option Period without Tenant having delivered an Exercise Notice; (b) the occurrence of an Event of Default under this Lease that remains uncured; (c) Tenant's written notice to Landlord that Tenant elects not to proceed with the purchase after delivering an Exercise Notice; or (d) the closing of the purchase and sale transaction.

9.6               Personal to Tenant. The Purchase Option granted herein is personal to Tenant and may not be exercised by, or assigned or transferred to, any other person or entity.

10.          Use of Premises; Compliance with Laws; Hazardous Materials

10.1           Use. The Premises shall be used only for the Permitted Use and for no other purpose.

10.2           Legal and Other Restrictions of Tenant's Use. Use of the Premises is subject to all covenants, conditions, and restrictions of record. Tenant shall not use or occupy the Premises: (a) for any unlawful purpose; (b) in any way that will violate the certificate of occupancy for the Premises or the Building; (c) in a way that will constitute waste, nuisance, or unreasonable annoyance to Landlord or any other tenant or user of the Building; or (d) in a way that may increase the cost of, or invalidate, any policy of insurance carried on the Building or the Property.

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10.3           Compliance with Laws. Tenant, at Tenant's sole cost and expense, shall comply with (and shall cause all Tenant Parties to comply with) all Laws applicable to the Premises or Tenant’s (or any permitted sublet or assign) use and occupancy of the Premises, including any obligation to make Alterations to the portions of Premises Tenant (or any permitted sublet or assign) maintains under this Lease that are required as a condition of Tenant's occupancy. "Laws" means all present and future laws (including the Americans with Disabilities Act of 1990, as amended by the Americans with Disabilities Act Amendments Act of 2008, and the regulations promulgated thereunder), ordinances (including zoning ordinances and land use requirements), rules, and regulations of governmental and quasi-governmental authorities. If any Laws require an occupancy or use permit or license for the Premises or the operation of the business conducted therein (including a certificate of occupancy or nonresidential use permit), then Tenant shall obtain and keep current such permit or license at Tenant's sole cost and expense and shall promptly deliver a copy thereof to Landlord. Nothing in this Section, however, shall permit Tenant to make, without Landlord's prior written approval, any Alterations to the Premises which otherwise would require Landlord's approval under this Lease, and Tenant shall comply with all of the requirements of this Lease in making any such Alterations.

10.4           Rules and Regulations. Tenant shall comply, and shall cause all Tenant Parties to comply, with the building rules and regulations attached to this Lease as Exhibit E (the "Rules and Regulations"). Landlord may at any time adopt new reasonable, non-discriminatory and uniformly enforced Rules and Regulations or modify or eliminate existing Rules and Regulations as Landlord shall deem necessary or appropriate. In the event of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations, the Rules and Regulations shall control, provided that such Rules and Regulations do not materially alter or expand Tenant's obligations or diminish Tenant's rights under this Lease.

10.5           Hazardous Materials.

(a)                General Prohibition and Permitted Use. Tenant shall not cause or knowingly permit any Hazardous Materials to be brought upon, kept or used in or about the Premises, the Building, or the Property in violation of Laws by Tenant or any Tenant Parties. Notwithstanding the foregoing, Landlord acknowledges that it is not the intent of this Section to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant's industry, including the operation of a BSL-2 laboratory, so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Laws.

(b)                Hazardous Materials Documentation. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant shall provide Landlord with documentation identifying the substances Tenant intends to have in the Premises during the Term ("Hazardous Materials Documents"). The Hazardous Materials Documents shall include: (i) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulations under any Laws; (ii) a list of any and all approvals or permits from governmental authorities required in connection with the presence of such Hazardous Materials; and (iii) correct and complete copies of any notices of violations of Laws related to Hazardous Materials received by Tenant and plans relating to the installation of any storage tanks (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its prior written consent, which consent Landlord may withhold in its sole discretion).

(c)                 Delivery and Updates. Tenant shall deliver to Landlord the Hazardous Materials Documents: (i) no later than thirty (30) days prior to the initial occupancy of any portion of the Premises; (ii) annually thereafter no later than December 31st of each year, and Tenant shall certify in writing whether there have been any changes from the prior year's submission; and (iii) thirty (30) days prior to the initiation by Tenant of any Alterations that involve any material increase in the types or amounts of Hazardous Materials. For each type of Hazardous Material listed, the documentation shall include the chemical names, material state, concentration, storage and use amounts and conditions, location, and chemical abstract service number (if known). Tenant shall not be required to provide Landlord with any documentation containing proprietary information that does not reference Hazardous Materials or related activities.

(d)                Review and Compliance. Landlord may, at Landlord's expense, cause the Hazardous Materials Documents to be reviewed by a qualified person or firm to confirm compliance with this Lease and Laws. If such review indicates non-compliance, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance.

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(e)                Testing Rights. At any time during the Term, upon reasonable prior written notice to Tenant, Landlord shall have the right, at Landlord's expense, to conduct appropriate tests of the Property to investigate whether Hazardous Materials are present or contamination has occurred due to Tenant or any Tenant Parties. Tenant shall pay all reasonable costs of such testing if it reveals that Tenant has introduced or utilized existing Hazardous Materials at the Property in violation of this Lease.

(f)                  Assignment or Sublease. If any proposed assignee or sublessee has been required by any prior landlord, lender, or governmental authority to take material remedial action in connection with Hazardous Materials contamination resulting from such party's actions, or is subject to a material enforcement order regarding Hazardous Materials, then Landlord shall have the right to withhold consent to any proposed assignment or subletting (with respect to any proposed assignee or sublessee).

(g)                Reporting Obligations. During the Term, Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises of which Tenant obtains actual knowledge.

(h)                Removal Obligations. If the presence of any Hazardous Materials in, on, under, or about the Property caused or knowingly permitted by Tenant results in any contamination of the Property or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are reasonably necessary to immediately return the Property to its condition existing prior to the time of such contamination (or, if such restoration is not practicable, then to such level as is in compliance with Laws); provided that Landlord's written approval of such action shall first be obtained, which approval shall not be unreasonably withheld. Upon expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, remove all Hazardous Materials brought onto the Property by Tenant, or any Tenant Parties, in accordance with all applicable Laws, and restore the Property to its condition existing prior to the introduction of such Hazardous Materials, subject to Landlord's prior written approval, which approval will not be unreasonably withheld, conditioned or delayed.

(i)                  Indemnification. Tenant shall indemnify, defend (at Landlord's option and with counsel reasonably acceptable to Landlord), and hold Landlord and the Landlord Parties harmless from and against any and all losses, liabilities, claims, damages, expenses, and causes of action that are a direct result of the presence of any Hazardous Materials in, on, under, or about the Property caused by any Tenant or Tenant Parties, including but not limited to any Hazardous Materials that migrate, spread, or are exacerbated during Tenant's occupancy as a result of Tenant’s Permitted Use of the Premises, regardless of the original source. This indemnification includes reasonable costs incurred in connection with any investigation, clean-up, remedial, removal, or restoration work required by any governmental authority. Landlord shall indemnify, defend (at Tenant's option), and hold Tenant and the Tenant Parties harmless from and against any and all losses, liabilities, claims, damages, expenses, and causes of action that are a direct result of the presence of any Hazardous Materials in, on, under, or about the Property caused by Landlord or any Landlord Parties, or which exist within the Premises prior to the Lease Commencement Date; provided that Landlord shall not be obligated to indemnify, defend, or hold Tenant and/or Tenant Parties harmless to the extent that any such losses, liabilities, claims, damages, expenses, or causes of action arise from or are contributed to by Tenant's or any Tenant Party's use, handling, storage, disturbance, movement, exacerbation, release, or other interaction with such pre-existing Hazardous Materials, including without limitation any failure by Tenant or any Tenant Party to (i) comply with all applicable Hazardous Materials Laws in connection with such Hazardous Materials, (ii) follow proper protocols for the containment, management, or disposal of such Hazardous Materials, or (iii) promptly notify Landlord of any known or suspected release, migration, or contamination involving such Hazardous Materials. For the avoidance of doubt, Tenant acknowledges that Tenant has inspected the Premises, is aware of the potential presence of Hazardous Materials therein, and assumes all risk associated with Tenant's or any Tenant Party's voluntary interaction with any such pre-existing Hazardous Materials in connection with the Permitted Use.

(j)                  Survival and Holdover. The terms of this Section shall survive the expiration or earlier termination of this Lease. During any period after the expiration or earlier termination of this Lease needed by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials after termination, Tenant shall be deemed a holdover tenant subject to Section 20.2.

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11.          Maintenance and Repairs

11.1           Landlord's Maintenance and Repair Obligations. Throughout the Term, Landlord shall keep the Building, the Common Areas, the Building Systems, and the Property in good condition and repair. All costs incurred by Landlord for the maintenance and operation of the Building, the Common Areas, the Building Systems, and the Property shall be included in Operating Expenses, except to the extent any particular cost is related to a specific tenant of the Building in which event, such costs shall be charged directly to such tenant. If Landlord fails to complete any maintenance or repair that Landlord is obligated to perform under this Section 11.1 within thirty (30) days after receipt of written notice from Tenant identifying such failure or need, and such failure prevents Tenant's use of the Premises, then Basic Rent shall abate commencing on the day following expiration of such 30-day period and continuing until such maintenance or repair is substantially completed. Notwithstanding the foregoing, no rent abatement shall apply if Landlord is diligently pursuing completion of such maintenance or repair and the delay is not caused by Landlord's fault or inaction.

11.2           Tenant's Maintenance and Repair Obligations. Throughout the Term, Tenant, at Tenant's expense, shall repair, replace, and maintain in good condition all portions of the Premises, including entries, doors, ceilings, glass partitions, and interior walls. Any repairs or maintenance shall be completed with materials of similar quality to the original materials. Tenant is required to submit all plans and specifications for maintenance and repair to Landlord for prior written approval. All such repairs or maintenance shall be performed by Landlord-approved contractors, or such other contractors approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. If Tenant fails to maintain the Premises in accordance with this Section and such failure continues for more than fifteen (15) days (or, in the case of an emergency, such shorter period as is reasonable under the circumstances), Landlord shall provide Tenant with written notice identifying such failure. If Tenant fails to cure such failure within ten (10) days following receipt of such written notice, Landlord may, in its sole discretion and upon fifteen (15) days prior written notice to Tenant (except only reasonable advance notice shall be required in the case of emergencies), perform such maintenance. Tenant shall pay to Landlord all costs or expenses, including administrative charges, incurred by Landlord to perform such maintenance within ten (10) days after written demand.

12.          Alterations

12.1           Tenant Alterations. Tenant shall not make or allow to be made any alterations, additions, or improvements in or to the Premises (collectively, "Alterations") without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

12.2           Performance by Tenant. Tenant agrees that all Alterations shall be performed and completed: (a) at Tenant's sole cost and expense; (b) in accordance with written plans and specifications previously approved by Landlord pursuant to Section 12.1; and (c) in a good and workmanlike manner by contractors approved in advance by Landlord in Landlord’s reasonable discretion. The performance and completion of any such Alterations shall not impair the structural integrity of the Building or adversely affect the Building. Tenant shall not permit any liens to attach to any part of the Premises, the Building, or the Property arising out of the Alterations. Tenant shall obtain, at its sole expense, all permits required for such Alterations. Tenant shall also obtain and provide to Landlord lien waivers to prevent liens from encumbering the Property. Throughout the performance of the Alterations, Tenant, at its expense, shall carry insurance required by Section 13.2(e).

12.3           Ownership of Alterations. Unless Landlord elects otherwise in writing at the time Landlord approves the Alterations, all Alterations made by Tenant shall become the property of Landlord upon the expiration or earlier termination of this Lease and shall be surrendered to Landlord on the Lease Expiration Date. Notwithstanding the foregoing, all movable equipment, trade fixtures, personal property, furniture, or any other items that can be removed without harm to the Premises will remain Tenant's property (collectively, "Tenant-Owned Property") and shall not become the property of Landlord. Landlord may, by written notice at the time Landlord approves the Alterations, identify Alterations that Tenant shall be required to remove upon the expiration or earlier termination of this Lease. On or before the Lease Expiration Date, Tenant shall remove all Tenant-Owned Property and any Alterations that Tenant is required to remove and Tenant shall repair at its sole cost and expense all damage caused to the Premises or the Building by such removal. Tenant's obligations under this Section shall survive the expiration or earlier termination of this Lease.

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13.          Insurance

13.1           Insurance Rating. Except as permitted in Section 10.1 or Section 10.5, Tenant will not conduct or permit to be conducted, any activity, or place any equipment, material, chemical, fluid or substance outside of the Premises which will in any way increase the rate of fire insurance or other insurance on the Property (unless the rate of fire insurance increases only with respect to the Premises and Tenant satisfies such increased premium); if any increase in the rate of fire insurance or other insurance is stated by any insurance company or by the applicable Insurance Rating Bureau to be due to any activity or equipment of Tenant in or about the Premises that is not permitted under this Lease (and the increase in the premium for such policy is not paid by Tenant under its policy), such statement shall be conclusive evidence that the increase in such rate is due to such activity or equipment and as a result thereof, Tenant shall be liable for such increase and shall reimburse Landlord therefor upon demand and any such sum shall be considered Additional Rent payable hereunder.

13.2           Tenant Insurance. At all times during the Term of this Lease, Tenant shall maintain, at its sole cost and expense, the following insurance policies in accordance with this Section:

(a)                "All-risk" or "special perils" property insurance covering physical loss or damage insuring the full replacement value of all present and future Alterations, leasehold improvements, and all items of Tenant- Owned Property to a limit of not less than the full replacement value thereof.

(b)                An umbrella insurance policy with limits of at least Five Million Dollars ($5,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) aggregate.

(c)                 Commercial general liability insurance in respect of the Premises and the conduct or operation of business therein with a minimum combined single limit of liability of at least one million dollars ($1,000,000.00) per occurrence and two million dollars ($2,000,000.00) aggregate. Such liability insurance shall include products and completed operations liability insurance, fire, and legal liability insurance, and such other coverage as Landlord may reasonably require from time to time.

(d)                Workers' compensation insurance covering all of Tenant's employees providing statutory limits as required by the jurisdiction in which the Building is located, and employer's liability insurance with a minimum limit for employer's liability of at least two hundred fifty thousand dollars ($250,000.00) bodily injury per accident, five hundred thousand dollars ($500,000.00) bodily injury disease policy limit and two hundred fifty thousand dollars ($250,000.00) per disease per employee.

(e)                At all times when Alterations are in progress, and only to the extent such risks are not covered under Tenant’s insurance existing coverage, Tenant, at its expense, shall maintain, or cause to be maintained, all-risk property and/or Builders Risk insurance and general liability insurance, with completed operation endorsement, for any occurrence in or about the Building. Tenant shall furnish Landlord with reasonably satisfactory evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations.

13.3           Policy Requirements.

(a)                Tenant's insurance shall be issued by companies that (i) are rated not less than A- VII in the most current available Best's Insurance Reports, or have a financial strength rating of at least A- from Standard & Poor's or a comparable rating from a similar rating agency, and (ii) are authorized to do business in the State of Texas. Tenant shall have the right to provide insurance coverage pursuant to blanket policies obtained by Tenant if the blanket policies expressly afford the coverage required by this Section.

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(b)                All insurance policies required to be carried by Tenant under this Lease (except for workers' compensation insurance) shall: (i) name Landlord, and any parties designated by Landlord, as additional insureds; (ii) as to liability coverages, be written on an "occurrence" basis; (iii) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured has waived his right of action against any party prior to the occurrence of a loss; and (iv) contain an endorsement that will prohibit its cancellation prior to the expiration of thirty (30) days after notice of such proposed cancellation to Landlord.

(c)                 Each such policy shall contain a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord. Tenant shall deliver to Landlord certificates of insurance evidencing the coverage required under this Lease on or before the date Tenant first enters or occupies the Premises, and thereafter at least thirty (30) days before the expiration dates of expiring policies.

(d)                If Tenant fails to maintain such insurance in accordance with the terms of this Lease, Landlord shall have the right, but not the obligation, to procure any such insurance for the account of Tenant, immediately and without notice to Tenant, and the cost thereof shall be reimbursed by Tenant to Landlord on demand. The limits of the insurance required under this Lease shall not limit Tenant's liability. During the Term, at Landlord's request, Tenant shall increase such insurance coverage to a level that is commercially reasonably required by Landlord.

13.4           Non-Liability. Unless caused by the gross negligence or intentional misconduct or Landlord or any Landlord Party, Landlord shall not be liable for damage of any nature to any person, to the Premises, or to Tenant's personal property or equipment, including the Tenant-Owned Property, caused by explosion, fire, theft, breakage, vandalism, falling plaster, Building System failure, steam, gas, electricity, water, rain, or other substances leaking, emanating from, or flowing into any part of the Premises, or from damage caused by any other tenant of the Building, it being agreed that Tenant is responsible for obtaining appropriate insurance to protect its interests.

13.5           Waiver of Subrogation. To the extent such waivers are obtainable from insurance carriers, Landlord and Tenant waive their respective right of recovery against the other for any direct or consequential damage to the property of the other by fire or other casualty to the extent such damage is insured against under a policy or policies of insurance. Each Party shall cause its insurance policy to be endorsed to evidence compliance with such waiver.

14.          Indemnification

14.1           Indemnity of Landlord. Except to the extent resulting from the gross negligence or willful misconduct of Landlord or any Landlord Party, Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, losses, costs, liabilities, damages, and expenses, including penalties, fines, and reasonable attorneys' fees, incurred in connection with or arising directly or indirectly from: (a) any breach or default by Tenant in the performance of any of its obligations under this Lease; (b) any injury or death to persons or damage to property occurring within or about the Premises; or (c) the use or occupancy of the Premises by Tenant, any Tenant Parties, or any person occupying the Premises through Tenant.

14.2           Indemnity of Tenant. Except to the extent resulting from the negligence or willful misconduct of Tenant or any Tenant Party, Landlord shall indemnify, defend, and hold Tenant harmless from and against any and all claims, losses, costs, liabilities, damages, and expenses, including penalties, fines, and reasonable attorneys' fees, incurred in connection with or arising directly or indirectly from: (a) any breach or default by Landlord in the performance of any of its obligations under this Lease; (b) any injury or death to persons or damage to property occurring within or about the Property; or (c) the use or occupancy of the Property by Landlord, any Landlord Parties, or any person occupying the Property through Landlord.

14.3           Survival. The terms of this Section shall survive the expiration or earlier termination of this Lease.

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15.          Damage and Destruction

15.1           Restoration. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or the Common Areas are destroyed or damaged by fire or other casualty so that Tenant is unable to occupy the Premises for its Permitted Use, then within ten (10) days after that event, Landlord shall give Tenant a notice specifying the estimated time, in Landlord's reasonable judgment, required for repair or restoration (the "Restoration Estimate"). If either (a) the Restoration Estimate is one hundred eighty (180) days or less, or (b) the Restoration Estimate exceeds one hundred eighty (180) days and Landlord does not elect to terminate this Lease in accordance with Section 15.2, then Landlord shall proceed promptly to the extent of the available insurance proceeds, to repair and/or restore the Premises provided, however, Landlord shall not be obligated to repair or restore any Tenant Alterations and/or Tenant-Owned Property. Provided this Lease is not terminated pursuant to Section 15.2, this Lease shall remain in full force, except that Basic Rent shall abate in accordance with Section 15.3.

15.2           Termination Rights. If the Restoration Estimate exceeds one hundred eighty (180), then Landlord may elect to terminate this Lease by giving a termination notice to Tenant within fifteen (15) days following delivery of the Restoration Estimate, in which event this Lease shall cease and terminate as of the date of such termination notice. If the casualty occurs during the last six (6) months of the Term, then either Landlord or Tenant may elect to terminate this Lease, by giving a written termination notice to the other Party within thirty (30) days following delivery of the Restoration Estimate, in which event this Lease shall cease and terminate as of the date of such termination notice; provided, however, that if Landlord terminates this Lease due to a casualty occurring in the last twelve (12) months of this Lease and Tenant has timely and properly exercised its option to renew or extend this Lease in accordance with Section 3.4 and no Event of Default exists at the time of such exercise or at the time of Landlord's termination notice, then Tenant shall have the right to nullify Landlord's termination by delivering written notice to Landlord within ten (10) business days after receipt of Landlord's termination notice, subject to the following conditions: (i) Landlord reasonably determines that the restoration can be substantially completed within nine (9) months from the date of the casualty; (ii) Tenant agrees in writing to accept the Premises in their restored condition based on the scope of work that can be completed with available insurance proceeds, and (iii) no Event of Default exists under this Lease.

15.3           Rent Abatement. If the damage or destruction renders all or part of the Premises untenantable, Basic Rent shall proportionately abate commencing on the date of discovery of the damage or destruction and ending on the date the Premises are delivered to Tenant with the restoration substantially completed. The extent of the abatement shall be based upon the portion of the Premises rendered untenantable.

16.          Condemnation

16.1           Total Taking. A "Taking" means any taking for any public or quasi-public use by condemnation or other eminent domain proceedings pursuant to any general or special law, or any permanent transfer in settlement of, or under threat of, any condemnation or other eminent domain proceedings. If the entire Premises is subject to a Taking, this Lease shall automatically terminate as of the date that title vests in the condemning authority.

16.2           Partial Taking. If there is a Taking of a part but not all of the Premises, this Lease shall automatically terminate as to the portion of the Premises so taken as of the date that title vests in the condemning authority. If either Landlord or Tenant reasonably determines that the Taking renders the balance of the Premises unusable by Tenant for the Permitted Use, then either Landlord or Tenant may terminate this Lease by written notice delivered to the other party within thirty (30) days after the date of the Taking. Any such election to terminate the Lease as to the remaining portion of the Premises shall be effective as of the date specified in the termination notice. In the event of a partial Taking that does not result in a termination of this Lease as to the entire Premises, then from and after the date of such partial Taking, Rent shall be equitably adjusted in relation to the portions of the Premises and the Building taken or rendered unusable by such partial Taking.

16.3           Restoration. If this Lease is not terminated as a result of any Taking, Landlord shall restore the Building to an architecturally whole unit; provided, however, that Landlord shall not be obligated to expend on such restoration more than the amount of condemnation proceeds actually received by Landlord.

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16.4           Allocation of Awards. Landlord shall be entitled to the entire award for any Taking, including any award made for the value of the leasehold estate created by this Lease. No award for any partial or total Taking shall be apportioned, and Tenant hereby assigns to Landlord its share, if any, of any award made in any Taking of the Property or the estate created by this Lease, together with any and all rights of Tenant now or hereafter arising in or to such award or any part thereof. The foregoing shall not be deemed to grant Landlord any rights or interests in or to any separate award made directly to Tenant for its relocation expenses, the Taking of Tenant-Owned Property and fixtures belonging to Tenant, or the interruption of or damage to Tenant's business.

16.5           Temporary Taking. A "Temporary Taking" means a Taking of all or any portion of the Premises for a period not exceeding two (2) months before or during the Term. If there is a Temporary Taking, this Lease shall remain in full force and effect; provided, however, that Rent shall abate during the Temporary Taking period in proportion to the portion of the Premises subject to the Temporary Taking. Landlord shall be entitled to receive the entire award made in connection with any such Temporary Taking; provided, however, that nothing contained in this Lease shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any separate award made to Tenant for its relocation expenses, the Taking of Tenant-Owned Property and fixtures belonging to Tenant, or the interruption of or damage to Tenant's business.

17.          Assignment and Subletting

17.1           Landlord Consent Required. Neither Tenant nor any sublessee or assignee of Tenant, directly or indirectly, voluntarily or by operation of law, shall enter into an Assignment of this Lease or a Sublease of the Premises without Landlord's prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned, or delayed. Landlord shall provide Tenant with written consent or denial, including specific reasons for any denial, within thirty (30) business days of receipt of Tenant's written request together with all information reasonably necessary to evaluate the proposed Assignment or Sublease as described in Section 17.2. Landlord's failure to respond within such thirty (30) business day period shall be deemed a denial to the proposed Assignment or Sublease, and Tenant may thereafter re-submit the request with any additional information Landlord may reasonably require. Tenant acknowledges that time is of the essence in Landlord's review process, and failure by Landlord to respond within such period shall not constitute consent or waiver of Landlord's rights. In addition, except as previously disclosed to Landlord, Tenant shall not mortgage, pledge, or otherwise encumber its interest in this Lease or in the Premises, without Landlord’s prior written consent, which shall not be unreasonable delayed, conditioned, or withheld. An "Assignment" means any sale, assignment, or other transfer of all or any part of the Premises or Tenant's leasehold estate hereunder. A "Sublease" means any subletting of the Premises, or any portion thereof, or permitting the Premises to be occupied by any person other than Tenant. Any Assignment or Sublease that is not in compliance with Section 17 shall be void. The acceptance of rental payments by Landlord from a proposed assignee, sublessee, or occupant of the Premises shall not constitute consent to such Assignment or Sublease by Landlord.

17.2           Request for Consent. Any request by Tenant for Landlord's consent to a specific Assignment or Sublease shall include: (a) the name of the proposed assignee, sublessee, or occupant; (b) the nature of the proposed assignee's, sublessee's, or occupant's business to be carried on in the Premises; (c) a copy of the proposed Assignment or Sublease documents; and (d) such financial information and such other information as Landlord may reasonably request concerning the proposed assignee, sublessee, or occupant and its

17.3           Effect of Consent. No consent by Landlord to any Assignment or Sublease by Tenant nor the collection or acceptance of rent from any such assignee, subtenant or occupant, shall relieve Tenant of any covenant or obligation to be performed by Tenant under this Lease. The consent by Landlord to any Assignment or Sublease shall not relieve Tenant or any successor of Tenant from the obligation to obtain Landlord's express written consent to any other Assignment or Sublease. No Assignment or Sublease shall be valid or effective unless the assignee, sublessee, or Tenant shall deliver to Landlord a fully-executed counterpart of the Assignment or Sublease and an instrument that contains a covenant of assumption by the assignee or agreement of the sublessee, reasonably satisfactory in substance and form to Landlord.

17.4           Transfer Profits. In connection with any Assignment or Sublease, Tenant shall promptly pay to Landlord 100% of the excess payable by an assignee or sublessee over and above the Basic Rent and Additional Rent due and payable under this Lease. Together with such payment, Tenant shall give Landlord a detailed statement of all consideration Tenant either has or will derive from such Assignment or Sublease, and the calculation of the amounts due Landlord under this Section.

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17.5           Landlord Costs. Tenant shall reimburse Landlord for its reasonable costs incurred in processing every proposed Assignment or Sublease, including Landlord’s legal review fees and expenses, and all direct and indirect expenses incurred by Landlord arising from any assignee or sublessee taking occupancy in the Building (including the costs of all additional security, janitorial, cleaning, and rubbish removal services), not to exceed $50,000.00.

17.6           Intentionally omitted.

17.7           No Encumbrances. Except as previously disclosed to Landlord, Tenant shall not mortgage, pledge, or otherwise encumber its interest in this Lease or in the Premises, without Landlord’s prior written consent.

18.          Tenant's Default. Each of the following events shall be an "Event of Default" hereunder:

18.1           Monetary Default. Tenant fails to pay when due any installment of Rent and such failure continues for a period of ten (10) Business Days after written notice from Landlord that such payment is past due.

18.2           Nonmonetary Default. Tenant fails to perform or observe any other covenant, condition, or obligation of Tenant, and such failure continues for a period of thirty (30) days after Landlord gives Tenant written notice thereof. Notwithstanding the foregoing, if a cure cannot be effected within such thirty (30) day period and provided that Tenant promptly begins and diligently pursues the cure in good faith during the thirty (30) day period, Tenant shall have such additional time as is reasonably necessary, not to exceed sixty (60) days in the aggregate to effect such cure.

18.3           Abandonment. The Premises become vacant and abandoned (other than in connection with a casualty under Section 15 or a condemnation under Section 16) and Tenant fails to perform Tenant’s obligations under the Lease, and such failure continues for more than thirty (30) days.

18.4           Prohibited Transfers. Tenant Assigns this Lease or Subleases the Premises in violation of Section 17 and such assignment or sublease is not reversed within fifteen (15) days following written notice from Landlord.

18.5           Tenant Debtor Protections. The occurrence of any of the following:

(a)                Tenant: (i) makes an assignment for the benefit of creditors; (ii) admits in writing its inability to pay its debts as they become due; or (iii) files a voluntary petition in bankruptcy.

(b)                A proceeding or case is commenced against Tenant, without the application or consent of Tenant, in any court of competent jurisdiction, which is not dismissed within thirty (30) days after filing, seeking: (i) the appointment of a receiver to take possession of all or substantially all of the assets of Tenant; (ii) the attachment, execution, or other judicial seizure of all or substantially all of Tenant's assets; or (iii) reorganization, arrangement, composition, readjustment, liquidation, or dissolution of Tenant, or other similar relief.

19.          Landlord's Remedies. Upon the occurrence of an Event of Default by Tenant, Landlord shall have all of the following rights and remedies in addition to all other rights and remedies available to Landlord at law or in equity:

19.1           Repossession of Premises. Landlord may: (a) terminate this Lease without further notice, and Tenant shall then surrender the Premises to Landlord, provided that, if Landlord terminates the lease following an Event of Default, Landlord shall use reasonable efforts to re- market the Premises and to mitigate its damages in accordance with Section 19.3; or (b) enter and take possession of the Premises (without being liable to indictment, prosecution, or damages therefor), in accordance with any applicable laws governing such repossession, and remove Tenant, with or without having terminated this Lease. If necessary, Landlord may proceed to recover possession of the Premises by force, self-help, or otherwise under applicable laws, or by other legal proceedings. Landlord's exercise of any of its remedies or its re-entry and acceptance of Tenant's keys shall not be considered an acceptance of a surrender of the Premises or of this Lease by Tenant. A surrender must be agreed to in a writing signed by both Parties.

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19.2           Landlord's Damages. If Landlord terminates this Lease or terminates Tenant's right to possess the Premises because of an Event of Default, then everything in this Lease required to be done or performed by Landlord shall cease, without prejudice, however, to Tenant's liability for all Rent and other sums due hereunder. In such event, Landlord may hold Tenant liable for: (a) all Rent which shall have accrued and remains unpaid through the date of termination; (b) accelerated Rent and other indebtedness that otherwise would have been payable by Tenant to Landlord discounted to present value using a discount rate equal to the Prime Rate as published in The Wall Street Journal (or successor publication) on the date of termination, plus two percent (2%), but in no event less than six percent (6%) per annum, less any amount that Landlord receives from re-letting the Premises after all of Landlord's costs and expenses incurred in such re-letting have been subtracted; (c) other necessary expenses (including without limitation reasonable attorneys' fees) incurred by Landlord in enforcing its remedies; and (d) notwithstanding the foregoing sentence, at Landlord's election, Tenant shall pay to Landlord, on demand, as liquidated and agreed final damages, a sum equal to the amount by which the Rent (including payments of Operating Expenses, Taxes, and all items of Additional Rent in the amounts such items were payable for the month immediately prior to the Event of Default) for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Premises, for the same period less the aggregate amount of any sums theretofore collected by Landlord pursuant to the provisions of this Section for the same period. If, before presentation of proof of such liquidated damages to any court, the Premises, or any part thereof, shall have been re-let by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such re-letting shall be deemed prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises re-let during the term of the re- letting.

19.3           Re-Letting the Premises. Landlord shall use reasonable efforts to mitigate its damages and to re-let the Premises or any part thereof, alone or together with other premises, for such term(s) (which may extend beyond the date on which the Lease Term would have expired but for Tenant's default) and on such terms and conditions (which may include concessions or free rent and alterations of the Premises) as Landlord, in its reasonable discretion, may determine. Landlord, at Landlord's option, may make such repairs, replacements, alterations, additions, improvements, decorations, and other physical changes to the Premises as Landlord, in its reasonable discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any remaining liability under this Lease or otherwise affecting any such liability. If the Premises or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Rent reserved in this Lease.

19.4           Waiver. Tenant hereby covenants and agrees, as a consideration for the granting by Landlord of this Lease that, in the event of the termination of this Lease by summary proceedings, or in the event of the entry of a judgment for the recovery of the possession of the Premises in any other action, or if Landlord enters by process of law or otherwise, the right of redemption provided or permitted by any statute, law, or decision now or hereafter in force, and the right to any second and further trial provided or permitted by any statute, law, or decision now or hereafter in force shall be and hereby is expressly waived by Tenant. Further, Tenant, on its own behalf and for its legal representatives, successors, and assigns, and on behalf of all persons or business entities claiming through or under this Lease, together with creditors of all classes, and all other persons having an interest therein, does hereby waive, surrender, and give up all right or privilege which it may or might have by reason of any present or future law or decision, to redeem the Premises or have a continuance of this Lease for any part of the term hereof after having been dispossessed or ejected therefrom by process of law or otherwise.

19.5           Cumulative Rights and Remedies. Landlord's and Tenant’s rights and remedies set forth in this Lease are cumulative and in addition to their other rights and remedies at law or in equity, including those available as a result of any anticipatory breach of this Lease. Landlord's or Tenant’s exercise of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. Landlord's or Tenant’s delay or failure to exercise or enforce any of their rights or remedies shall not constitute a waiver of any such rights, remedies, or obligations. Neither Landlord nor Tenant shall be deemed to have waived any default unless such waiver expressly is set forth in an instrument signed by the applicable party. Any such waiver shall not be construed as a waiver of any covenant or condition except as to the specific circumstances described in such waiver. Neither Tenant's payment of an amount less than a sum due nor Tenant's endorsement or statement on any check or letter accompanying such payment shall be deemed an accord and satisfaction. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. Landlord may accept the same without prejudice to Landlord's right to recover the balance of such sum or to pursue other remedies. Mention of any particular remedy in this Lease shall not preclude Landlord or Tenant from any other remedy, at law or in equity.

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20.          Subordination; Estoppel Certificates

20.1           Subordination. Subject to the provisions set forth in Section 20.2 this Lease shall be subject and subordinate at all times to all current or future Ground Leases and Mortgages. The provisions of this Section shall be self-operative, and no further instrument shall be required to effect the provisions of this Section, except as otherwise provided in Section 20.2. Tenant agrees to execute, acknowledge, and deliver, within ten (10) days, any and all reasonable documents or instruments which Landlord or a Mortgagee deem necessary or desirable to confirm such subordination, which documents may also contain such other terms as any Mortgagee or prospective Mortgagee may reasonably require.

20.2           Subordination, Non-Disturbance, and Attornment Agreement. This Lease is subject and subordinate to all ground or underlying leases and to all mortgages and/or deeds of trust which may now or hereafter affect such leases or the real property of which the Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof, provided that Landlord delivers to Tenant a subordination, nondisturbance, and attornment agreement from the holder of such ground lease, mortgage, or deed of trust providing that in the event Landlord defaults under such Mortgage, Tenant's possession of the Premises shall not be disturbed so long as Tenant is not in default of this Lease beyond any applicable cure period ("SNDA"). In confirmation of such subordination, Tenant shall execute promptly any certificate that the Landlord, or the holder of such deed of trust, may reasonably request, provided that such certificate contains commercially reasonable nondisturbance and attornment provisions. Notwithstanding the foregoing, in the event of any foreclosure sale under such deed of trust, this Lease shall continue in full force and effect, and the Tenant hereby attorns to the party secured by such deed of trust or the purchaser under any such foreclosure sale, which attornment is self-operative and requires no further instrument or agreement. Tenant covenants and agrees that, notwithstanding the self-operative nature of the attornment contained in this Lease, Tenant will, at the written request of the party secured by any such deed of trust, execute, acknowledge and deliver any commercially reasonable SNDA.

20.3           Notices to Lender. Tenant agrees to simultaneously give to any Mortgagee, in accordance with the notice requirements set forth in Section 25, a copy of any notice of default served upon Landlord, provided Landlord has notified Tenant in writing of the names and addresses of such Mortgagee and such Mortgagee shall have the option, but not the obligation, to cure such default on behalf of Landlord.

20.4           Estoppel Certificates. Tenant, at any time and from time to time, shall execute and deliver to Landlord, an estoppel certificate within fifteen (15) days after written request from Landlord. The estoppel certificate shall (i) certify that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and stating the modification), (ii) state the Basic Rent, and the dates to which the Rent and any other charges hereunder have been paid by Tenant, (iii) state whether Tenant is in default in the performance of any covenant, agreement or condition contained in this Lease, and if so, specifying each such default, and state to the actual knowledge of Tenant (without duty of inquiry), whether Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and if so, specifying each such default of which Tenant may have actual knowledge, (iv) state the address to which notices to Tenant should be sent, (v) state the Term of the Lease, the area encompassed by it, and the Lease Commencement Date; (vi) state that Tenant has not prepaid any Rent except as otherwise required under the Lease; and (vii) state that Tenant has accepted the Premises in its "as is" condition, is in possession of the Premises and that all improvements have been made to the Premises as required by the Lease (or, providing details to the extent the foregoing in (viii) are not correct). It is intended that any such certificate may be relied upon by Landlord and all those Landlord specifies as addressees. If Tenant fails to execute and deliver such estoppel certificate to Landlord within fifteen (15) days after receipt of Landlord's request, Landlord shall provide Tenant with written notice of such failure. If Tenant fails to execute and deliver such estoppel certificate within five (5) Business Days after receipt of such additional written notice from Landlord, such failure shall constitute an Event of Default under this Lease.

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21.          End of Term; Holding Over

21.1           Condition Upon Surrender. On the Lease Expiration Date, or upon any earlier termination of this Lease, Tenant must vacate and surrender the Premises to Landlord. The Premises shall be surrendered to Landlord vacant, "broom-clean," and in good order, condition, and repair, normal wear and tear excepted. Tenant shall remove all of Tenant's Equipment and personal property, all telecommunications equipment and wires and cables installed by or on behalf of Tenant, all Tenant-Owned Property, and all Alterations that Tenant is required to remove in accordance with Section 12.3. Tenant shall repair any damage to the Premises, including any damage caused by such removal. If Tenant fails to repair any damage caused by the removal of any Alterations, Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in making any repairs and replacements to the Premises. Any property (including Tenant-Owned Property) not removed by Tenant shall be deemed abandoned and, if Landlord so elects, deemed to be Landlord's property, and may be retained or removed and disposed of by Landlord in such manner as Landlord shall determine. Tenant shall reimburse Landlord for all costs and expenses, including administrative charges, incurred by Landlord in effecting such removal and disposal. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

21.2           Holdover. No holding over by Tenant after the expiration or other termination of this Lease shall operate to extend the Term. Any holding over with Landlord's written consent shall be construed as a tenancy at sufferance or from month to month, at Landlord's option. If Tenant holds over, then: (a) Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over in all or any portion of the Premises 150% of the Rent (including payments of Operating Expenses, Taxes, and all items of Additional Rent) payable during the final full month of the Term; (b) Tenant's occupancy shall otherwise be on the terms and conditions of this Lease so far as applicable (but expressly excluding all extension rights); and (c) Tenant shall indemnify, defend, and hold Landlord harmless from all losses, costs (including reasonable attorneys' fees), and liabilities resulting from Tenant’s failure to vacate the Premises, including any claims made by any succeeding tenants founded upon such holdover. The acceptance by Landlord of any holdover rent shall not preclude Landlord from exercising any other rights under this Lease or at law, including Landlord's rights and remedies provided by law or this Lease.

22.          Security Deposit

22.1           Use of Deposit. On or before the Effective Date, Tenant shall deposit with Landlord the Letter of Credit as security for the performance by Tenant of all of Tenant's obligations, covenants, conditions, and agreements under this Lease. The Letter of Credit must permit partial and multiple draws and must be drawable at a financial institution with offices in Bexar County, Texas (or such other location as Landlord may reasonably approve). Landlord shall not be required to maintain the Letter of Credit in any particular manner or location. If an Event of Default occurs under this Lease by Tenant, Landlord shall have the right, but not the obligation, to draw upon all or any portion of the Letter of Credit for the payment of: (a) Rent or any other sum due hereunder; or (b) Landlord's losses, costs, and expenses incurred by reason of Tenant's default. Landlord shall provide Tenant with five (5) Business Days' prior written notice before drawing on the Letter of Credit, except that no such notice shall be required: (i) in the event of an emergency; (ii) if Tenant has filed for bankruptcy or similar debtor protection; or (iii) if the Letter of Credit is scheduled to expire within ten (10) Business Days and Tenant has not provided a replacement or renewal Letter of Credit in accordance with Section 22.3. If any portion of the Letter of Credit is drawn upon by Landlord in accordance with this Section, then within ten (10) Business Days after Landlord gives Tenant written notice of such draw, Tenant shall deposit with Landlord a replacement or additional Letter of Credit in such amounts as needed to restore the Letter of Credit to the full amount of $350,000.00. Tenant's failure to do so shall constitute an Event of Default under this Lease.

22.2           Release Upon Transfer. Provided that no Event of Default has occurred and is continuing, and Tenant has fully performed all of its obligations under this Lease (including payment of all Rent and other amounts due and the repair of any damage to the Premises for which Tenant is responsible), Landlord shall return the Letter of Credit to Tenant (or, at Landlord's option, consent in writing to the cancellation of the Letter of Credit by the issuing bank) within thirty (30) days after the later of: (a) the expiration or earlier termination of this Lease; or (b) Tenant's surrender of the Premises in accordance with Section 21.1 and Landlord's inspection and acceptance of the condition of the Premises. If Landlord transfers the Letter of Credit to any purchaser or other transferee of Landlord's interest in the Property, Landlord shall provide written notice to Tenant of such transfer, and upon such transfer and notice, Tenant shall look only to such purchaser or transferee for the return of the Letter of Credit and Landlord shall be released from all liability to Tenant for the return of the Letter of Credit, provided that such transferee has acknowledged in writing its assumption of Landlord's obligations with respect to the Letter of Credit. Any such transfer of the Letter of Credit to a purchaser or transferee shall be at no cost to Tenant, and Tenant shall reasonably cooperate with any such transfer, including by executing any transfer documents reasonably required by the issuing bank.

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22.3           Renewal and Maintenance of Letter of Credit. Tenant shall maintain the Letter of Credit in full force and effect throughout the Term and until the date that is sixty (60) days after the Lease Expiration Date or the date of early termination of this Lease (or such earlier date as Landlord returns the Letter of Credit or consents to its cancellation in accordance with Section 22.2). If the Letter of Credit has an expiration date that is less than sixty (60) days after the Lease Expiration Date (as it may be extended), Tenant shall provide a renewal or replacement Letter of Credit (in form reasonably acceptable to Landlord) at least thirty (30) days before the expiration of the then-current Letter of Credit. Tenant's failure to timely provide such renewal or replacement Letter of Credit shall constitute an Event of Default under this Lease.

22.4           Issuing Bank Requirements. Tenant shall monitor the financial condition of the issuing bank. If at any time during the Term: (a) the financial institution that issued the Letter of Credit fails, becomes insolvent, or is taken over by the FDIC or any other regulatory authority; or (b) the credit rating of such institution falls below investment grade, then Tenant shall, within fifteen (15) Business Days after such event, provide Landlord with a substitute Letter of Credit from a different financial institution reasonably acceptable to Landlord. Additionally, if the issuing bank becomes unacceptable to Landlord in Landlord's reasonable discretion for any other reason that would cause a prudent commercial landlord concern about the issuing bank's creditworthiness or ability to honor the Letter of Credit (such as a material adverse change in the bank's financial condition or regulatory standing), Landlord may require Tenant to provide a substitute Letter of Credit by providing Tenant with written notice specifying the reasons for such requirement, and Tenant shall provide such substitute Letter of Credit within fifteen (15) Business Days after receipt of such notice. Tenant's failure to timely provide such substitute Letter of Credit shall constitute an Event of Default under this Lease.

23.          Signs. Tenant has the right to erect signage on the Premises and/or landscaped portion of the Common Area within or adjoining the Premises, subject to local ordinance and any requirements imposed on the Premises by the Texas Historical Commission or the National Park Service, at Tenant’s sole cost and expense, and in accordance with those commercially reasonable sign specifications to be established by Landlord regarding signage within the Property. Landlord shall have the right to prohibit any other advertisement of Tenant which in its reasonable opinion tends to impair the reputation of the Property or its desirability as a high-quality Property for offices, and upon written notice from Landlord, Tenant shall immediately refrain from and discontinue any such advertisement. All signage to be installed by Tenant must first be approved in writing by Landlord.

24.          Parking. Landlord shall provide, and Tenant shall have the right to use parking spaces in the surface lot located 1304 E Houston St., San Antonio, Texas 78205. Parking spaces shall be subject to such reasonable rules and/or regulations which may from time to time be established by Landlord, provided that such are furnished to Tenant in writing in advance.

25.          Notices Notices and other communications shall be given to the Parties in writing and shall be considered properly delivered only when received or when first refused by the addressee, if such notice is transmitted to the recipient's address, as provided below until otherwise directed in writing, and such transmittal is given or served (i) personally, (ii) by reputable overnight courier service (such as FedEx or UPS), or (iii) by registered or certified mail (return receipt requested) deposited in the United States general or branch post office.

If to Landlord:	TPB Merchant’s Ice LLC 1305 E. Houston St. San Antonio, Texas 78205 Attention: Daniel Koehl, Chief Financial Officer Email: dkoehl@kslawllp.com
With Copy To:	TransPecos Development Corp. P.O. Box 12747 San Antonio, Texas 78212 Attention: William D. Sutherland, President Email: dsutherland@kslawllp.com
If to Tenant:	Velocity Bioworks, Inc. 1305 E. Houston St., Building 2 San Antonio, Texas 78205 Attention: Michael K. Handley Email: corporate@velocitybioworks.com

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Notwithstanding the foregoing, all bills, statements, invoices, consents, requests, or other communications from Landlord to Tenant with respect to Rent may be sent to Tenant by regular U.S. Mail. If Landlord notifies Tenant in writing of the names and addresses of any Mortgagee in accordance with Section 20.3, then no notice to Landlord shall be considered duly given unless a copy of such notice is simultaneously given in accordance with this Section to such Mortgagee.

26.          Miscellaneous Provisions

26.1           Brokers. Tenant represents and warrants to Landlord that Tenant has not employed or dealt with any broker, agent, or finder in connection with this Lease. Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for any broker's fee or commission asserted by any broker, agent, or finder employed by Tenant. Landlord shall be solely responsible for paying any brokerage commission to any broker engaged by Landlord pursuant to a separate written agreement. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

26.2           Landlord Access. Upon at least 48 hours’ prior notice to Tenant (which may be telephonic), Landlord, and applicable Landlord Parties, shall have the right to enter the Premises, at all reasonable hours (and at any time in the event of an emergency) to: (a) inspect the Premises; (b) supply any service to the Premises; (c) show the Premises to prospective purchasers and Mortgagees, at any time; (d) show the Premises to prospective tenants during the final three (3) months of the Term; (e) post notices; (f) determine whether Tenant is complying with its obligations under this Lease; and (g) alter, improve, or repair the Premises, any Building Systems, or any other portion of the Building. So long as Landlord uses commercially reasonable efforts to avoid interference with Tenant’s use of the Premises, then, except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Party, Landlord shall not be liable to Tenant for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises, any right to abatement of Rent, or any other loss occasioned by Landlord's exercise of any of its rights under this Section.

26.3           Successors and Assigns. The terms, covenants, and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise expressly provided in this Lease, their respective personal representatives, successors and assigns.

26.4           Transfer of Landlord's Interest. The term "Landlord" as used in this Lease, is limited to mean and include only the owner or owners of Landlord's interest in this Lease at the time in question. Upon the sale, assignment, or transfer by Landlord of its interest in the Building or the Property as owner or lessee, including any transfer upon or in lieu of foreclosure or by operation of law, Landlord shall be relieved from all obligations or liabilities under this Lease from and after the effective date of such transfer. The transferee shall assume this Lease and all obligations hereunder shall be binding upon the transferee as of the date of such transfer. Any such transferee, by accepting such interest, shall be deemed to have assumed such subsequent obligations and liabilities.

26.5           Limitation on Landlord's Liability. If Landlord becomes obligated to pay Tenant any judgment arising out of any failure by the Landlord to perform or observe any of the terms, covenants, conditions, or provisions to be performed or observed by Landlord under this Lease, Tenant shall be limited in the satisfaction of such judgment solely to Landlord's interest in the Building and the Property or any insurance or condemnation proceeds, or proceeds arising from the sale thereof. No other property or assets of Landlord or the individual partners, directors, officers, members, or shareholders of Landlord or its constituent partners shall be subject to levy, execution, or other enforcement procedure whatsoever for the satisfaction of any such money judgment.

26.6           Force Majeure.

(a)                Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Lease, for any failure or delay in fulfilling or performing any obligation under this Lease (except for any obligations to make payments to the other Party hereunder), when and to the extent such failure or delay is caused by a Force Majeure Event. The failure or inability of either Party to perform its obligations in this Lease due to a Force Majeure Event shall be excused for the duration of the Force Majeure Event and extended for a period equivalent to the period of such delay. Nothing contained in this Section shall excuse either Party from paying in a timely fashion any payments due under the terms of this Lease or extend the term of this Lease.

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(b)                Either Party (the "Force Majeure Noticing Party") shall give the other Party notice within fifteen (15) days of the commencement of the Force Majeure Event, explaining the nature or cause of the delay and stating the period of time the delay is expected to continue. The Force Majeure Noticing Party shall use commercially reasonable efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Force Majeure Noticing Party shall resume the performance of its obligations as soon as reasonably practicable after the Force Majeure Event ends.

26.7           Partial Invalidity. Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall remain in effect and shall be enforceable to the full extent permitted by law.

26.8           Entire Agreement. All prior agreements between Landlord and Tenant are incorporated in this Lease, which (including all Exhibits) constitutes and is intended as a final expression of the Parties' agreement and may not be contradicted by evidence of any prior written or oral agreement. The Parties further intend that this Lease constitutes the complete and exclusive statement of its terms, and that no extrinsic evidence whatsoever may be introduced in any judicial or other proceeding, if any, involving this Lease.

26.9           No Representations. Neither Landlord nor Landlord's agents have made any representations or warranties with respect to the Premises, the Building, the Property, or this Lease except as expressly set forth in this Lease.

26.10        Quiet Enjoyment. Upon Tenant paying the Rent and performing all of Tenant's obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities claiming by, through, or under Landlord, subject, however, to the provisions of this Lease and to the priority of any mortgages or deeds of trust or ground or underlying leases.

26.11        Survival. Upon the expiration or other termination of this Lease, neither Party shall have any further obligation or liability to the other, except as otherwise expressly provided in this Lease and except for such obligations as by their nature can only be performed after such expiration or other termination. Any liability for a payment which shall have accrued or relates to any period before the expiration or other termination of this Lease shall survive the expiration or earlier termination of this Lease.

26.12        Governing Law; Consent to Jurisdiction and Venue. The Laws of the State of Texas shall govern the validity, performance, and enforcement of this Lease. Tenant consents to personal jurisdiction and venue in Bexar County, Texas. The courts of State of Texas will have exclusive jurisdiction and Tenant hereby agrees to such exclusive jurisdiction.

26.13        Amendments. This Lease may only be amended, modified, or supplemented by an agreement in writing duly executed by both Landlord and Tenant.

26.14        WAIVER OF JURY TRIAL. LANDLORD AND TENANT KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY EITHER PARTY AGAINST THE OTHER IN ANY MATTER ARISING OUT OF THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE.

26.15        SUBMISSION OF LEASE. SUBMISSION OF THIS LEASE TO TENANT SHALL NOT CONSTITUTE AN OFFER AND SHALL NOT BIND EITHER PARTY IN ANY MANNER UNTIL THIS INSTRUMENT IS DULY SIGNED AND DELIVERED BY LANDLORD AND TENANT.

26.16        No Recording. Tenant shall not record this Lease nor any memorandum of this Lease in any land records or other public records of any jurisdiction, without Landlord’s prior written consent.

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26.17        Prevailing Party. If any Party brings an action or proceeding involving the Premises to enforce the Terms of this Lease or to declare rights hereunder, then such initiating Party shall be entitled to reasonable attorneys' fees, if it is the Prevailing Party in any such proceeding, action, or appeal thereon. The term, "Prevailing Party" shall include, without limitation, a Party that substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party of its claim or defense. The attorneys' fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all reasonable attorneys' fees actually incurred. In addition, the Prevailing Party shall be entitled to attorneys' fees, costs, and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default.

26.18        Tax Incentives. Landlord intends to seek Federal and Texas historic tax credits in connection with improvement of the Property. Tenant agrees to cooperate with Landlord’s efforts, at no cost to Tenant (other than routine administrative expenses), to obtain any and all historic tax credits in connection with the “qualified rehabilitation expenditure” made by Landlord with respect to the Premises as that term is defined in Section 47 of the Internal Revenue Code. Tenant acknowledges that any Alterations must be made in accordance with the Standards for Rehabilitation promulgated under federal and state law and will cooperate reasonably with Landlord’s counsel, historic architectural, tax, and accounting consultants in making any Alterations under this Lease.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Lease as of the Effective Date.

LANDLORD: TPB Merchants Ice LLC

By: TransPecos Development Corp., its Managing Member

By:	/s/ William D. Sutherland
William D. Sutherland President

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IN WITNESS WHEREOF, the Parties have executed this Lease as of the Effective Date.

TENANT:

VELOCITY BIOWORKS, INC., A DELAWARE CORPORATION

By:	/s/ Michael Handley
Name: Michael Handley Title: CEO

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Exhibit A

FLOOR PLAN OF THE PREMISES

(See attached)

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